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                                                                    EXHIBIT 23.1
                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Learn2.com, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-64365, 333-69861 and 333-80357) and Form S-8
(333-65525, 333-10341 and 333-10339) of our report related to the supplementary consolidated balance sheet of Learn2.com, Inc. (formerly known as 7th Level, Inc.) and subsidiaries as of December 31, 1997, and the related supplementary consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period then ended, which report appears in the Registration Statement on Form S-4 (No. 333-82039) of Learn2.com, Inc., and is incorporated herein by reference.

Our report dated January 30, 1998 contains an explanatory paragraph that states that Learn2.com, Inc. (formerly known as 7th Level, Inc.) has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about Learn2.com, Inc.'s ability to continue as a going concern. The supplementary consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                    /s/ KPMG LLP
                                    KPMG LLP


Dallas, Texas
July 20, 1999